Exhibit 99.1

HTG Molecular Diagnostics Announces Proposed Public Offering of Common Stock

TUCSON, AZ, September 19, 2019 – HTG Molecular Diagnostics, Inc. (Nasdaq: HTGM) (HTG), a diagnostic company whose mission is to advance precision medicine, today announced that it intends to offer and sell, subject to market and other conditions, shares of its common stock in an underwritten public offering. All of the shares are being offered by HTG. In addition, HTG expects to grant the underwriter for the offering a 30-day option to purchase additional shares of its common stock at the public offering price, less the underwriting discounts and commissions. There can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

Cantor Fitzgerald & Co. is acting as the sole book-running manager for the offering.

The shares of common stock described above are being offered by HTG pursuant to a shelf registration statement filed by HTG with the Securities and Exchange Commission (SEC) that was declared effective on February 11, 2019. A preliminary prospectus supplement related to the offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Copies of the preliminary prospectus supplement and the accompanying prospectus related to this offering, when available, may be obtained from Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Ave., 6th Floor, New York, New York 10022, or by email at prospectus@cantor.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About HTG:

HTG is focused on NGS-based molecular profiling. The company’s proprietary HTG EdgeSeq technology automates complex, highly multiplexed molecular profiling from solid and liquid samples, even when limited in amount. HTG’s customers use its technology to identify biomarkers important for precision medicine, to understand the clinical relevance of these discoveries, and ultimately to identify treatment options. The company’s mission is to empower precision medicine.

Safe Harbor Statement:

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to the proposed offering of common stock by HTG. These forward-looking statements are only predictions based upon management’s current information and expectations, are subject to known and unknown risks, and involve a number of uncertainties. Actual events and results may differ materially from those projected in such forward-looking statements as a result of various factors, including market risks and uncertainties and the satisfaction of customary closing conditions for an offering of securities. For a discussion of these and other factors, please refer to HTG’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, as well as HTG’s subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements. All forward-looking statements contained in this press release speak only as of the date on which they were made, and we undertake no obligation to revise or update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Contact:

Shaun McMeans

Senior Vice President and Chief Financial Officer

HTG Molecular Diagnostics, Inc.

Phone: (877) 289-2615

Email: smcmeans@htgmolecular.com